Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Exterran Holdings, Inc.’s Registration Statements No. 333-145589 and No. 333-145558 each on Form S-8 of our reports dated February 26, 2009, relating to (1) the 2008 and 2007 financial statements and financial statement schedule and the retrospective adjustments to the 2006 financial statements and financial statement disclosures of Exterran Holdings, Inc. and (2) the effectiveness of Exterran Holdings, Inc.’s internal control over financial reporting as of December 31, 2008, appearing in this Annual Report on Form 10-K of Exterran Holdings, Inc. for the year ended December 31, 2008.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
February 26, 2009